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                     February 19, 2021

       Stephen Lasota
       Chief Financial Officer
       COWEN INC.
       599 Lexington Avenue
       New York, New York 10022

                                                        Re: COWEN INC.
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2019
                                                            Filed March 4, 2020
                                                            Form 10-Q for the
Quarter Ended September 30, 2020
                                                            Filed October 29,
2020
                                                            Form 8-K Filed
October 27, 2020
                                                            File No. 001-34516

       Dear Mr. Lasota:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Finance